Exhibit 6(b)(ii)(1)



                 [LETTERHEAD OF JANSON ASSOCIATES]



April 28, 1996

Mr. Gene Feldman, President
Wombat Productions
250 West 57th Street
Suite #2421
New York, NY 10019

Dear Gene:

                          LETTER AGREEMENT

We hereby agree that the following programs, already produced or scheduled to be produced for the Lifetime Television Network, shall be added to Exhibit A 1 of the Distribution Agreement between our companies, dated July 1, 1995, effective immediately.

Ingrid Bergman Remembered 1 x 50'
Intimate Portrait: Shirley MacLaine 1 x 50' or 1 x 45'

ACCEPTED AND AGREED:
For Janson Associates                     For Wombat Productions

/s/ Stephen Janson                        /s/ Gene Feldman
Stephen Janson                            Gene Feldman
Date: April 28, 1996                      Date: 5/2/96

Best regards,


/s/ Stephen Janson



Stephen Janson
President


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3) The statements in connection  with the Rights  contained in this clause shall remain true for the Term of the Agreement and for the term of all licenses entered into pursuant to this Agreement.

4) The Program does not contain material of any nature that is defamatory of any person, firm or corporation.

5) Licensor has obtained all permissions, consents, rights and releases necessary for the exercise of Distributor's rights hereunder, and Distributor's exercise of such rights shall not infringe upon the rights of any person, firm or corporation, nor shall it give rise to the payment of any sums to any third party by Distributor or Distributor's licensees. Furthermore, Licenser has paid, or will pay, any residual, royalty or reuse fees that are payable or may become payable by Distributor's exercise of its rights hereunder.

6) Licensor has not, nor will it, enter into any Agreement in conflict with the rights granted to Distributor under this Agreement.

7) Licensor has affixed to the Videotape Master and/or Film negative appropriate notices of copyright.

B) Licensor shall indemnify Distributor and hold it and its licensees harmless from and against all costs, claims, damages, liabilities and expenses, including reasonable legal expenses, howsoever arising from any breach of any representation or warranty made by Licensor hereunder, or from the use or exploitation of any Rights granted hereunder.

4. DISTRIBUTOR'S OBLIGATIONS:

A) The Distributor agrees to use prudent business efforts during the Term of the Agreement to effect distribution of the Program throughout the Territory. Notwithstanding the foregoing, Distributor makes no representations with respect to the level of income that may be obtained for the Program.

B) Distributor shall not make or authorize others to make any deletions of credits, titles or copyright notices, or any such changes that would diminish the Program's editorial integrity.

5. MATERIALS:
Licensor shall, at its own expense, and promptly upon execution of this Agreement, provide the Distributor with the following materials.

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A) Twenty (20) VHS videocassettes of each title for screening and promotional purposes.

B) A music cue sheet of the Program, in customary form setting forth for each musical composition contained within the Program the title, type of use, duration of use and the names of the composer, lyricist, publisher, copyright proprietor and performing rights society, if any.

C) A transcript of the Program, including narration and dialogue on camera.

D) A selection of black & white still photographs and color slides from the Program.

E) One (1) new and unused Digital Betacam or D2 Videotape copied from the original videotape master of the Program, with no commercials or commercial blacks, and with an international audio track composed of the following elements: On one channel: Full audio mix (if stereo, full mix stereo left on one channel and full mix stereo right on a second channel) On another channel: Music & Effects (the M&E track, also known as the Mix Minus Narration Track), including synch-sound on-camera dialogue. On another channel: Time code (SMPTE for NTSC videotapes; EBU for PAL videotapes)

6. DISTRIBUTOR'S RIGHTS:
Distributor shall have the following rights in and to the Program to:

A) Add Distributor's logo to the front and/or end of the Program.

B) Advertise and promote and authorize others to advertise and promote the Program, including the participation of all persons appearing in or rendering services to the Program.

C) To edit the Program, or to authorize others to edit the Program, as may be required for exhibition time periods or by local censorship laws.

D) Translate, or authorize others to translate, the Program into other languages by subtitling or dubbing.

7. FEES, ROYALTIES & EXPENSES:

A) In consideration of Distributor's services hereunder, Distributor shall retain as a "Distributor's Fee," a percentage of the gross receipts derived from the licensing of the Program, according to the following schedule:

     Domestic (United States) Television
     Network:
     (Commercial, cable, satellite, and PBS National)          25%

     Syndication:
     (PBS or commercial stations, PBS station consortia)       35%

     International Television and Video (when licensing direct) 35%

     International Television and Video
     (when using a sub-agent or representative)                40%

     Footage (non-exclusive right)                             40%


B) Distributor shall deduct the following expenses ("Distribution Expenses"), if incurred, from revenue derived from the licensing of the Program: cost of duplication and conversion of videotapes and cassettes used for promotional and licensing purposes; shipment and customs charges incurred in the delivery and return of videotapes and cassettes used for promotional and licensing purposes, the annual Errors & Omissions Liability Insurance premium (see Clause 8 below), and the costs of promotion. Such promotion may include print advertisements in trade magazines, artwork, design and printing costs related to the production of ads or promotional literature (flyers, ads, posters, catalogs, brochures, etc.), screenings and receptions held specifically for the Program, and an allocation of the Distributor's overall promotion expenses incurred for the rental of exhibition and screening room space at such annual television program markets as MIP-TV, MIPCOM, MIP-Asia, and NATPE. Such promotional expenses shall not include the costs of travel, hotel accommodations, or meals, for either the Distributor's personnel or their guests.

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C) From all revenue received by Distributor in U.S. dollars from all uses of the Program, Distributor shall first deduct the Distribution Fees, and then the Distribution Expenses. The balance remaining shall be "Licensor's Royalties."

8. Errors & Omissions Liability Insurance:
In order to fulfill standard television licensing requirements with its licensees, Distributor shall add the Program


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                            EXHIBIT A 1

Program Title           Series Title (if any)         Running Time
(Year of Production)

Hollywood's Children 58' The Horror of It All 58' Ingrid 70' or 60' Marilyn Monroe - Beyond the Legend 60' Steve McQueen - Man on the Edge 60' Grace Kelly An American Princess 60' Cary Grant - The Leading Man 60' Gregory Peck - His Own Man 60' William Holden - The Golden Boy 60' Anthony Quinn - An Original 60' Robert Mitchum - The Reluctant Star 60' Michael Caine - Breaking the Mold 60 Shirley Temple - America's Little Darling 60' Clint Eastwood - Man From Malpaso 60' Audrey Hepburn Remembered 60' Mae West...And the Men Who Knew Her 57' The Story of Lassie 60' Charlton Heston - For All Seasons 50' or 45' Roger Moore - A Matter of Class 50' or 45' Yul Brynner: A Biography (wt) (to be produced for A&E) 50' or 45' Burt Lancaster: A Biography (wt) (to be produced for A&E)50' or 45' Jack Lemmon: A Biography (wt) (to be produced for A&E) 50' or 45' Joan
Crawford: A Biography (wt) (to be produced for A&E) 50' or 45' Fred MacMurray: A Biography (wt) (to be produced for A&E)50' or 45'


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                            EXHIBIT A 2

Program Title                 Series Title (if any)   Running Time
(Year of Production)
William Holden - The Golden Boy                             60'
Anthony Quinn - An Original                                 60'
Robert Mitchum - The Reluctant Star                         60'
Michael Caine - Breaking the Mold                           60'